Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-268929) and related Prospectus of Wejo Group Limited for the registration of its common shares, preference shares, debt securities, share purchase contracts, warrants, rights and units and to the incorporation by reference therein of our report dated April 3, 2023, with respect to the consolidated financial statements of Wejo Group Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Manchester, United Kingdom
April 12, 2023